Exhibit 10.1

FORM OF FIRST AMENDMENT TO AMENDED AND RESTATED

TRANSACTION SUPPORT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT (this “Amendment”) is made as of May     , 2016 by and among (a) the undersigned Support Party and (b) the A.M. Castle & Co. (the “Company”) (together, the “Parties”) and amends that certain Amended and Restated Transaction Support Agreement, dated as of March 16, 2016, by and among the Parties (the “TSA”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the TSA.

WHEREAS, in order to accelerate the consummation of the exchanges anticipated under the TSAs ,permit the direct exchange of some or all of the Existing Convertible Notes (as defined in the TSA) into Company Common Stock (as defined in the TSA) and make certain technical changes to the definition of the Make-Whole Premium (as defined in the Term Sheet attached to the TSA), the Parties desire to amend the TSA as set forth in this Amendment;

WHEREAS, in order to fully implement certain terms of the amendment to the various Transaction Support Agreements, dated January 26, 2016, the Parties desire to make a conforming change that was inadvertently not made to the portion of the Term Sheet relating to the New Convertible Notes; and

WHEREAS, Section 9 of the TSA permits the Company and the Required Supporting Stakeholders to amend the TSA in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments to the TSA.

a.	The paragraph under the caption “Convertible Note Exchanges—Exchange Offer Overview” in the Term Sheet is amended and restated as follows:

In each of the Convertible Note Exchanges, the Company will, in exchange for the Company’s existing 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”) that are held by each Supporting Convertible Noteholder, offer to issue to such Supporting Convertible Noteholder (each, an “Exchanging Convertible Noteholder”) either:

(i)	new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) on the terms and conditions set forth in this Term Sheet (the “New Convertible Notes Option”); or

(ii)	shares of Company Common Stock on the terms and conditions set forth in this Term Sheet (the “Common Stock Option”); or

(iii)	in the sole discretion of the Supporting Convertible Noteholder (as defined in the TSA), a combination of (i) and (ii).

If an Exchanging Convertible Noteholder elects the Common Stock Option, in whole or in part, with respect to Existing Convertible Notes, the issuance of the Company Common Stock to such Exchanging Convertible Noteholder in exchange for Existing Convertible Notes shall take place on May     , 2016, and such date shall be the “Convertible Note Exchange Settlement Date” with respect to such Existing Convertible Notes.

If an Exchanging Convertible Noteholder elects the New Convertible Notes Option, in whole or in part, with respect to Existing Convertible Notes, the issuance of New Convertible Notes shall occur on May     , 2016, and such date shall be the “Convertible Note Exchange Settlement Date” with respect to such Existing Convertible Notes.

The exchange(s) pursuant to the New Convertible Notes Option and the Common Stock Option shall be consummated pursuant to separate exchange agreements, which shall more particularly describe the mechanics of such exchange(s).

For the avoidance of doubt, regardless of whether any Convertible Note Exchange Settlement Date precedes the date that the Conversion Shares Registration Statement (as defined below) is declared effective by the SEC, the Company shall continue to use its commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable.

b.	The paragraph under the caption “Convertible Note Exchanges—Exchange Consideration” on the Term Sheet is amended and restated as follows:

New Convertible Notes Option: For each $1,000 principal amount of Existing Convertible Notes exchanged pursuant to the New Convertible Notes Option, on the Convertible Note Exchange Settlement Date with respect thereto, the Company shall issue to the Exchanging Convertible Noteholder $700 principal amount of New Convertible Notes. The aggregate principal amount of New Convertible Notes to be issued to each Exchanging Convertible Noteholder shall be an integral multiple of $1,000, provided that on such Convertible Note Exchange Settlement Date, the Company shall pay the Exchanging Convertible Noteholder cash in lieu of any principal amount of New Convertible Notes in excess of such integral multiple of $1,000 to which such Exchanging Convertible Noteholder would have been entitled.

Common Stock Option: For each $1,000 principal amount of Existing Convertible Notes exchanged pursuant to the Common Stock Option, the Company shall issue an Exchanging Convertible Noteholder the number of shares of Company Common Stock equal to:

(A)	$700 divided by $2.25 plus

(B)	(1) the Make-Whole Premium (as defined below, calculated based on a $700 principal amount of New Convertible Notes and an assumed first interest payment date of June 30, 2016), divided by

(2) the greater of (x) 130% times $2.25 and (y) the average of the Daily VWAPs (as defined in the indenture governing the Existing Convertible Notes) for the 20 VWAP Trading Days (as defined in the indenture governing the Existing Convertible Notes) immediately preceding the Convertible Note Exchange Settlement Date.

On the Convertible Note Exchange Settlement Date with respect to such exchanged Existing Convertible Notes, the Company shall pay to the Exchanging Convertible Noteholder cash in lieu of any fractional shares of Company Common Stock.

Accrued and Unpaid Interest: With respect to all Existing Convertible Notes exchanged pursuant to either the New Convertible Notes Option or the Common Stock Option, the Company shall pay in cash, on the relevant Convertible Note Exchange Settlement Date, any accrued and unpaid interest owed to the Exchanging Convertible Noteholder on account of its Existing Convertible Notes exchanged on such Convertible Note Exchange Settlement Date.

c.	The paragraph under the caption “Convertible Note Exchanges—Summary of Certain Material Terms of New Convertible Notes—Make-Whole Premium” on the Term Sheet is amended and restated as follows:

Make-Whole Premium: “Make-Whole Premium” means, with respect to each $1,000 in principal amount of New Convertible Notes, an amount equal to the present values of all scheduled payments of interest on the New Convertible Notes to be redeemed from the relevant redemption date (or conversion date, in the case of a conversion) to (and including) the earlier of (x) the fourth interest payment date after such redemption date (or conversion date, as the case may be) and (y) December 31, 2019 (excluding the Accrued Interest Amount), computed using a discount rate equal to the yield on the U.S. treasury security whose tenor most nearly approximates the time until each such interest payment plus 0.50%. It is understood for purposes of this definition that if a redemption date or conversion date occurs other than on an interest payment date, (i) any accrued and unpaid interest on the New Convertible Notes that is paid in cash on the redemption date or conversion date shall be subtracted from the amount of the first interest payment to be included in the calculation of the Make-Whole Premium, and (ii) if there are fewer than 90 days left in the current interest period as of such redemption date or conversion date, clause (x) should refer to the fifth interest payment date after such redemption date or conversion date rather than the fourth.

d.	Conforming Change to Term Sheet. Pursuant to an amendment to the Transaction Support Agreement, dated January 26, 2016, the Parties agreed, among other things, that the Company shall not repay, redeem, prepay, retire, defease or otherwise satisfy the Existing Secured Notes using, directly or indirectly, more than $10.0 million of borrowings under the Company’s ABL Facility (or any indebtedness that is secured by a lien that ranks higher in priority than the liens securing the New Secured Notes or the New Convertible Notes and the guarantees thereof). This covenant was added under the section of the Term Sheet captioned “Secured Note Exchange Offer—Summary of Certain Material Terms of New Secured Notes—Additional Covenant.” A conforming change was inadvertently not made to the portion of the Term Sheet relating to the New Convertible Notes. For clarification purposes, the Parties hereby acknowledge and agree to this conforming change and the paragraph under the caption “Convertible Note Exchanges—Summary of Certain Material Terms of New Convertible Notes—Certain Limitations on Refinancing of Certain Existing Debt” in the Term Sheet shall be amended and restated in its entirety to read as follows (with underlining showing text that has been added, for the convenience of the reader, but not being incorporated into the Term Sheet):

The Company shall not refinance the Existing Convertible Notes or the Existing Secured Notes with any indebtedness (i) that is senior (either in right of payment or as to security) to the New Convertible Notes, (ii) as to which a Person other than the Company or a guarantor of the New Convertible Notes is an obligor or provides credit support or (iii) that has any scheduled amortization payments or a maturity date that is earlier than 91 days after the maturity date of the New Convertible Notes; except that such limitation shall not apply to borrowings by the Company in an amount not to exceed $10.0 million under the Senior Credit Facility, the proceeds of which are used to repay, redeem, prepay, retire, defease or otherwise satisfy the Existing Secured Notes. Notwithstanding the foregoing, the Company shall be permitted to subsequently issue additional New Secured Notes in exchange for Existing Secured Notes on terms no more advantageous to the holders of such Existing Secured Notes than the terms of the Secured Note Exchange were to the Supporting Secured Noteholders, provided that such terms shall not include a Consent Solicitation or the payment of any tender or consent fees.

e.	The second paragraph under the caption “Convertible Note Exchanges—Registration Rights” in the Term Sheet is amended and restated as follows:

The Company shall pay the holders of registrable securities under the Conversion Shares Registration Rights Agreement a fee in cash equal to 5.00% of the aggregate principal amount of such holders’ New Convertible Notes if it fails to have the Conversion Shares Registration Statement declared effective at or prior to June 30, 2016 and an additional fee of 0.50% of the aggregate principal amount of such holders’ New Convertible Notes for each period of 30 days thereafter that the Conversion Shares Registration Statement has not been declared effective. Any such fees will be distributed pro rata among the Supporting Convertible Noteholders based on the principal amount of New Convertible Notes each Supporting Convertible Noteholder is entitled to based on the number of Existing Convertible Notes held, assuming the Supporting Convertible Noteholder elects the New Convertible Notes Option.

2.	Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the TSA or the rights and obligations of the Parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

3.	Effect of Amendment. This Amendment shall be effective on the date on which the Company shall have received signature pages from the Company and the Required Supporting Stakeholders (the “Amendment Effective Date”). Following the Amendment Effective Date, whenever the TSA is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the TSA as amended hereby.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

A.M. CASTLE & CO.

By:

Name:

Title:

Dated:

SUPPORT PARTY SIGNATURE PAGE

Name of Institution:

By:
Name:
Title:
Telephone:
Facsimile:

OUTSTANDING PRINCIPAL AMOUNT OF EXISTING CONVERTIBLE NOTE CLAIMS

$

OUTSTANDING PRINCIPAL AMOUNT OF NEW SENIOR NOTE CLAIMS

$